                                                                    Exhibit-4.18

Private & Confidential

                              Dated 8th April 2005

                            NAM TAI ELECTRONICS, INC.
                               ASANO COMPANY LTD.
                                   AS VENDORS

                         NAM TAI ELECTRONIC & ELECTRICAL
                                PRODUCTS LIMITED
                                  AS PURCHASER

                            NAM TAI ELECTRONICS, INC.
                               ASANO COMPANY LTD.
                                 KAZUHIRO ASANO
                                  LIU XUE QING
                                  AS WARRANTORS

                                   ----------

                                    AGREEMENT
                      relating to the sale and purchase of
                       the entire issued share capital of
                           NAMTEK SOFTWARE DEVELOPMENT
                                 COMPANY LIMITED

                                   ----------

                         (JOHNSON STOKES & MASTER LOGO)

THIS AGREEMENT is dated 8th April 2005 and is made BETWEEN:

(1) NAM TAI ELECTRONICS, INC., a company incorporated in the British Virgin Islands with its registered office at P.O. Box 3342, Road Town, Tortola, British Virgin Islands ("NTE Inc.") and ASANO COMPANY LTD., a company incorporated in the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("Asano Company", together with NTE Inc., the "Vendors");

(2) NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED, a company incorporated in the Cayman Islands with its Hong Kong Office at 15th Floor China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (the "Purchaser"); and

(3) The Vendors, KAZUHIRO ASANO of 3-10-22, Kitakokubu, Ichikawa-Shi, Chiba-ken, Japan ("Mr. Asano") and LIU XUE QING of Room 701, 8B Haiqin Garden, Shekou, Nanshan District, Shenzhen, Guangdong Province, P.R.C. ("Mr. Liu") (Mr. Liu together with Vendors and Mr. Asano, collectively, the "Warrantors").

NOW IT IS HEREBY AGREED as follows:-

1.      INTERPRETATION

1.01    In this Agreement unless the context otherwise requires:-

        (a)  the following expressions shall have the following meanings.

        Expression                    Meaning
        ----------                    -------
        "Accounts"                    the unaudited management accounts of the
                                      Company and each of the Subsidiaries as at
                                      31 December 2004 and the unaudited
                                      consolidated management accounts of the
                                      Company as at 31 December 2004 in the
                                      approved forms marked "A"

        "business day"                a day that is not a Saturday, Sunday or
                                      public holiday in Hong Kong

        "Companies Ordinance"         the Companies Ordinance (Chapter 32, as
                                      amended, of the Laws of Hong Kong)

        "Company"                     Namtek Software Development Company
                                      Limited, a company incorporated in the
                                      Cayman Islands, certain basic information
                                      about which is set out in Schedule 2

        "Completion"                  completion of the sale and purchase of the
                                      Sale Shares in accordance with the terms
                                      and conditions of this Agreement

        "Completion Date"             the date on which Completion occurs

        "Conditions"                  the conditions set out in Clause 2.01

        "Consideration Shares"        the 81,670,588 new Shares of the Purchaser
                                      to be allotted and issued to the Vendors
                                      (or as they may direct) pursuant to this
                                      Agreement

        "Group"                       the Company and the Subsidiaries

        "Hong Kong"                   the Hong Kong Special Administrative
                                      Region of the People's Republic of China

        "Namtek Staff"                employees of the Namtek Group as set out
                                      in Schedule 6 and who remains an employee
                                      of the Namtek Group on the second
                                      anniversary of the Completion Date

        "Non-disposal Undertakings"   the undertakings to be given by Asano
                                      Company in Clause 6.01

        "PRC"                         People's Republic of China

        "Sale Shares"                 100 common shares of $1.00 each of the
                                      Company beneficially owned by the Vendors
                                      as set out in Part B of Schedule 1

        "Share(s)"                    ordinary share(s) of $0.01 each in the
                                      capital of the Purchaser

        "Shareholder(s)"              holder(s) of the Shares

        "Stock Exchange"              The Stock Exchange of Hong Kong Limited

        "Subsidiaries"                Namtek Japan Company Limited and Shenzhen
                                      Namtek Co., Ltd., short particulars of
                                      which are set out in Schedule 3

        "Subsidiary"                  any one of the Subsidiaries

        "Supplemental Letters         the supplemental letter agreements to be
         Regarding Service"           entered into between the Purchaser and
                                      each of Mr. Asano and Mr. Liu in relation
                                      to their service with the Group and
                                      containing, among others, such terms as
                                      set out in Schedule 7

        "Taxation"                    (a)  any liability to any form of taxation
                                           whenever created or imposed and of
                                           any part of the world and without
                                           prejudice to the generality of the
                                           foregoing includes profits tax,
                                           provisional profits tax, interest
                                           tax, salaries tax, property tax,
                                           taxes on income, estate duty, capital
                                           duty, stamp duty, payroll tax,
                                           withholding tax, rates, customs and
                                           excise duties and generally any tax,
                                           duty, impost, levy or rate or any
                                           amount payable to the revenue,
                                           customs or fiscal authorities of any
                                           part of the world; and

                                      (b)  an amount equal to any deprivation of
                                           any relief, allowance, set off,
                                           deduction in computing profits or
                                           right to repayment of taxation
                                           granted by or pursuant to any
                                           legislation concerning or otherwise
                                           relating to taxation; and

                                      (c)  all costs, interest, penalties,
                                           charges and expenses incidental or
                                           relating to taxation or to any
                                           relief, allowance, set off or
                                           deduction in computing profits or
                                           right to repayment of taxation

        "the Tax Indemnity"           the tax indemnity in the form of the deed
                                      set out in Schedule 5 and referred to in
                                      Clause 4.01(b)

        "the Warranties"              the representations, warranties and
                                      undertakings set out in Schedule 4

        "$" Hong Kong dollars, the lawful currency of Hong Kong

        "RMB"                         Renminbi, the lawful currency of the PRC

        "US$" United States dollars, the lawful currency of the United States of America

        (b) words and expressions defined in the Companies Ordinance shall bear the same respective meanings herein;

        (c) reference to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced, it and shall include any subordinate legislation made under the relevant statute;

        (d) a body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that body corporate;

        (e) references to Clauses and sub-clauses and Schedules are to Clauses and sub-clauses of and Schedules to this Agreement;

        (f) references to writing shall include typewriting, printing, lithography, photography, telecopier and telex messages and any mode of reproducing words in a legible and non-transitory form;

        (g) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate; and

        (h) any document expressed to be "in the approved form" means a document approved by the parties hereto and (for the purpose of identification) signed on behalf of the Vendors and the Purchaser.

1.02 Headings are for convenience only and shall not affect the construction of this Agreement.

1.03    In construing this Agreement:-

        (a) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

        (b) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.04 The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.      CONDITIONS

2.01 Completion of this Agreement is subject to and conditional upon the following conditions being fulfilled and remaining satisfied as at Completion:-

        (a) the passing of all requisite resolutions by the independent Shareholders at the extraordinary general meeting of the Purchaser to approve this Agreement and the mandate to be granted to the directors of the Purchaser to issue the Consideration Shares;

        (b) the Listing Committee of the Stock Exchange granting listing of and permission to deal in the Consideration Shares; and

        (c) the entering into by Mr. Asano and Mr. Liu of the Supplemental Letters Regarding Service.

2.02 The Purchaser shall use all reasonable endeavours to ensure that the Conditions are fulfilled as soon as is reasonably practicable. In the event that the Conditions are not fulfilled (or, in relation to the condition in Clause 2.01(c), waived by the Purchaser) on or before 31 December 2005 (or such later date as the parties hereto may agree), the rights and obligations of the parties hereunder will lapse and this Agreement shall thereupon terminate and be of no further effect, in which event the parties hereto shall be released from all their obligations hereunder without liability, save for any liability for antecedent breach of any obligation.

2.03 The Purchaser reserves the right to waive (to such extent as it may think fit) compliance with the conditions set out in Clause 2.01(c) but without prejudice to any other rights which the Purchaser may have under this Agreement.

3.      SALE AND PURCHASE

3.01 On the terms set out in this Agreement and subject to the Conditions, the Vendors as beneficial owners shall sell the Sale Shares to the Purchaser free from all liens, charges, encumbrances, equities and adverse interests and with all rights attached or accruing thereto at the Completion Date (including the right to receive all dividends and other distributions declared, made or paid on or after the Completion Date) and the Purchaser relying on the representations, warranties, undertakings and indemnities of the Warrantors contained or referred to herein shall purchase the Sale Shares with effect from Completion. The said obligations of the Vendors shall be several and shall, as regards each Vendor, relate to the Sale Shares beneficially owned by it as set out in column (2) of Part B of
        Schedule 1.

3.02 The consideration for the sale of the Sale Shares is US$26,700,000 and shall be satisfied by the allotment and issue to the Vendors (or as they may direct) of the number of Consideration Shares, credited as fully paid at HK$2.55 per Share, set against the respective Vendor's name in column (3) of Part B of Schedule 1.

3.03 The Consideration Shares shall rank pari passu in all respects with the existing Shares of the Purchaser, and shall carry the right to receive in full all dividends and other distributions declared, made or paid after the Completion Date.

3.04 The Purchaser shall not be obliged to complete the purchase of the Sale Shares agreed to be acquired hereunder unless the purchase of all of the Sale Shares is completed simultaneously.

4.      COMPLETION

4.01 Completion of the sale and purchase of the Sale Shares shall take place on the second business day after the fulfilment of the Conditions at such time as may be agreed between the parties hereto (or on such other date and at such time as may be agreed between the parties hereto) at 15th Floor China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, when all (but not part only) of the following business shall be transacted:-

        (a)  the Vendors shall deliver to or to the order of the Purchaser:-

             (i) instruments of transfer in respect of the Sale Shares duly executed by or on behalf of the Vendors (as the registered and beneficial holders and transferors of the Sale Shares) in favour of the Purchaser and/or its nominee(s);

             (ii) all share certificates in respect of the Sale Shares; and

             (iii) such other documents as may be required to give a good title to the Sale Shares and to enable the Purchaser and/or its nominee(s) to be registered as the holders thereof;

        (b) the Warrantors shall seal and deliver the Tax Indemnity to the Purchaser;

        (c) the Vendors shall deliver to or to the order of the Purchaser the following documents as the Purchaser may require:-

             (i) copies of minutes of a meeting of the directors of each of the Vendors authorising the execution of, and the performance of its obligations under this Agreement, certified as true copies by a director or the secretary of such Vendor; and

             (ii) the statutory books (which shall be written up to but not including the Completion Date), certificate of incorporation, each certificate of incorporation on change of name, certificate of business registration and common seal of each company of the Group;

        (d) all books and accounts and other records of each company of the Group;

        (e) the Vendors shall procure a board meeting of the Company to be held at which:-

             (i) the Purchaser and/or its nominee shall be approved for registration as the holder(s) of the Sale Shares subject only to the relevant instruments of transfer being presented for registration;

             (ii) signed resignation of Wah Wang Kei Jackie as company secretary shall be tendered;

             (iii) the person(s) nominated by the Purchaser (if any) shall be appointed directors of the Company;

             (iv) Chuang Sze Tseng Donna shall be appointed company secretary of the Company; and

             (iv) such other matters as the Purchaser may reasonably require shall be dealt with and resolved upon;

        (f) the Vendors shall procure a board meeting of Namtek Japan Company Limited to be held at which:-

             (i) signed resignations of Lei Lai Fong Patinda as director and Tadao Murakami as statutory auditor shall be tendered;

             (ii) the persons nominated by the Purchaser (if any) shall be appointed directors and statutory auditor of Namtek Japan Company Limited; and

             (iii) such other matters as the Purchaser may reasonably require shall be dealt with and resolved upon;

        (g) the Vendors shall procure a board meeting of Shenzhen Namtek Co., Ltd. to be held at which:-

             (i) the persons nominated by the Purchaser (if any) shall be appointed directors of Shenzhen Namtek Co., Ltd.; and

             (ii) such other matters as the Purchaser may reasonably require shall be dealt with and resolved upon;

        (h) the Purchaser shall procure a board meeting to be held at which Mr. Asano shall be appointed a director of the Purchaser;

        (i) the Purchaser shall allot and issue to the Vendors (or as they may by at least 5 business days' prior written notice to the Purchaser specify and direct) such number of Consideration Shares as shall be set against their names in column (3) of Part B of Schedule 1 and shall deliver to the Vendors share certificates in respect of the Consideration Shares; and

        (j) the Purchaser shall enter into the Supplemental Letters Regarding Service with Mr. Asano and Mr. Liu respectively.

4.02 The obligations of the Vendors shall be several (and in relation to the matters provided for in Clause 4.01 shall relate only to the Sale Shares beneficially owned by the particular Vendor) but no party shall be obliged to complete this Agreement or perform any obligations under Clause 4.01 unless the other parties hereto demonstrate that they are able to comply fully with the requirements of Clause 4.01.

5.      UNDERTAKINGS PENDING COMPLETION AND POST-COMPLETION

5.01 The Vendors hereby jointly and severally undertake to the Purchaser to procure that, pending Completion, each company of the Group will not do any act or thing save such as may be necessary in order for it to carry on its business in the ordinary course after consultation with the Purchaser and, where such act or thing is material, only with the Purchaser's prior written consent and in particular will not, save as contemplated in this Agreement:-

        (a) appoint any director, secretary or (pursuant to any power of attorney or similar authority) attorney; or

        (b) declare, make or pay any dividend or other distribution, save for the dividend to be declared before Completion (i) by Shenzhen Namtek Co., Ltd. to the Company of not exceeding RMB22,131,591; and
             (ii) by the Company to its shareholders of not exceeding US$2,362,014; or

        (c) make any change in its authorised or issued share capital or the rights attaching thereto or do or permit to be done any act, deed or thing which might result in any such change; or

        (d) save as aforesaid, acquire or dispose of any assets or enter into any contract; or

        (e) create or permit to arise any lien, charge, encumbrance, pledge or other third party right or interest on or in respect of any of its undertaking, property or assets.

5.02 The Vendors further jointly and severally undertake to the Purchaser to procure that immediately after Completion, the bank mandates of each of the bank accounts in the name of each company of the Group will be altered so that nominees of the Purchaser will be appointed additional authorised signatories of each of such bank accounts.

6.      NON-DISPOSAL UNDERTAKINGS

6.01    Asano Company undertakes to the Purchaser that:

        (a) it shall not distribute or dispose of or enter into any agreement to dispose of any of its interests in the Consideration Shares it received on Completion (together with any other shares or other securities of the Purchaser derived therefrom as a result of any capitalisation issue, scrip dividend or otherwise) (the "Relevant Shares") during the two-year period commencing on the Completion Date (the "Lock-up Period"); and

        (b) Asano Company shall distribute or transfer the Relevant Shares to and among the Namtek Staff (i.e. those persons being beneficial owners of the shares of Asano Company and employees identified in
             Schedule 6 and who remains an employee of the Namtek Group on the second anniversary of the Completion Date) or as they may direct according to their entitlements as set out in Schedule 6 as soon as practicable after the second anniversary of the Completion Date.

6.02    For the avoidance of doubt,

        (a) Asano Company shall be responsible for all cost and expenses incurred in connection with the distribution or transfer under Clause 6.01(b) and shall ensure that such distribution or transfer is properly made in accordance with the applicable laws and regulations;

        (b) any Relevant Shares not distributed or transferred to the Namtek Staff in accordance with Clause 6.01(b) may be dealt with by Asano Company at its discretion after the Lock-up Period; and

        (c) the Consideration Shares allotted and issued to NTE Inc. are not subject to any restrictions on disposal.

7.      WARRANTIES

7.01    The Warrantors hereby jointly and severally:-

        (a) represent, warrant and undertake to the Purchaser in the terms set out in Schedule 4 and accept that the Purchaser is entering into this Agreement in reliance upon each of the Warranties notwithstanding any investigations which the Purchaser or any of its directors, officers, employees, agents or advisors may have made and notwithstanding any information regarding the Group which may otherwise have come into the possession of any of the foregoing;

        (b) undertake to indemnify the Purchaser against any costs (including all legal costs), expenses or other liabilities which it may incur in connection with:-

             (i) the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;

             (ii) any legal proceedings in which the Purchaser claims that any of the Warranties are untrue or misleading or have been breached and in which judgment is given for the Purchaser; or

             (iii) the enforcement of any such settlement or judgment.

7.02 Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available by reason of any of the Warranties being untrue or misleading or being breached, the Warrantors jointly and severally undertake to pay to the Purchaser or (in the case of a liability to another person which has not been discharged) to the person to whom the liability has been incurred an amount equal to any deficiency or liability of the Group which arises from any of the Warranties being untrue, misleading or breached and which would not have existed or arisen if the Warranty in question had not been untrue, misleading or breached.

7.03 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

7.04 Each of the Warrantors hereby undertakes that it/he will from time to time and at any time after Completion, forthwith disclose in writing to the Purchaser any event, fact or circumstance which may become known to it/him after the date hereof and which is materially inconsistent with any of the Warranties or which could reasonably be expected materially to affect a purchaser for value of any of the Sale Shares or which may entitle the Purchaser to make any claim under this Agreement.

8.      ANNOUNCEMENTS

        Subject to any applicable statutory or regulatory rules, or otherwise as may be required by the Stock Exchange or other relevant regulatory authorities, none of the parties hereto shall make any public announcement in relation to the transactions the terms of which are set out in this Agreement or the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed).

9.      COSTS

        Each party hereto shall pay its own costs in relation to the negotiations leading up to the sale and purchase of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement.

10.     FURTHER ASSURANCE

        Each of the parties hereto undertakes to the other parties that it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions contemplated hereunder.

11.     MISCELLANEOUS

11.01 Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion and all warranties and indemnities and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

11.02 This Agreement shall be binding on and enure for the benefit of the successors of each of the parties but shall not be assignable without the prior written consent of the other parties.

11.03 Any remedy conferred on any party hereto for breach of this Agreement (including the breach of any Warranty) or under the Tax Indemnity shall be in addition and without prejudice to all other rights and remedies available to it and the exercise of or failure to exercise any remedy shall not constitute a waiver by such party of any of its rights or remedies.

11.04 This Agreement constitutes the whole agreement between the parties hereto relating to the transactions hereby contemplated (no party having relied on any representation or warranty made by any other party which is not a term of this Agreement) and no future variation shall be effective unless made in writing and signed by each of the parties hereto.

11.05 This Agreement shall supersede all and any previous agreements or arrangements between the parties hereto or any of them relating to the Group or to any other matter referred to in this Agreement and all or any such previous agreements or arrangements (if any) shall cease and determine with effect from the date hereof.

11.06 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

11.07 This Agreement may be executed in any number of counterparts and by the parties to this Agreement on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same agreement.

12.     NOTICES

        Any notice required or permitted to be given by or under this Agreement may be given by delivering the same to the party in question by delivering it to such party in person or in the case of a body corporate by delivering it to its principal place of business in Hong Kong for the time being or as notified to the other parties from time to time or by sending it in a prepaid envelope by registered mail to the party concerned at its address shown in this Agreement or to such other address in Hong Kong as the party concerned may have notified to the others in accordance with this Clause and any such notice shall be deemed to be served when the same would first be received at the address of the party to whom it is addressed in the normal course of such method of delivery.

13.     GOVERNING LAW

13.01 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each party hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

13.02 Each of NTE Inc., Asano Company, Mr. Asano and Mr. Liu hereby appoints Nam Tai Group Management Limited of 15th Floor China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (or such other person, being resident or incorporated in Hong Kong, as it/he may by notice to all other parties hereto substitute) to accept service of all legal process arising out of or connected with this Agreement and service on Nam Tai Group Management Limited (or such substitute) shall be deemed to be service on NTE Inc., Asano Company, Mr. Asano or Mr. Liu (as the case may be).

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                   SCHEDULE 1

                              Part A - The Vendors

           (1)                                   (2)
           Name                                Address
           ----             ---------------------------------------------
Nam Tai Electronics, Inc.   P.O. Box 3342, Road Town, Tortola, British
                            Virgin Islands

Asano Company Ltd.          P.O. Box 957, Offshore Incorporations Centre,
                            Road Town, Tortola, British Virgin Islands

                            Part B - The Sale Shares

              (1)                         (2)                 (3)
Registered and Beneficial owner   No. of Sale Shares     Consideration
-------------------------------   ------------------   -----------------
Nam Tai Electronics, Inc.                 80           65,336,470 Shares
Asano Company Limited                     20           16,334,118 Shares

                                   SCHEDULE 2

                                   The Company

Company name                     : Namtek Software Development Company Limited

Place of Incorporation           : Cayman Islands
Date of Incorporation            : 21 May 2002

Certificate of Incorporation No. : CR 117828

Registered Office                : Century Yard, Cricket Square, Hutchins Drive,
                                   P.O. Box 2681GT, George Town, Grand Cayman,
                                   British West Indies

Authorized Capital               : HKD100,000 divided into 10,000,000 common
                                   shares with a par value of HKD0.01 each.

Issued Capital                   : 100 common shares (HK$1.00)

Director                         : Kazuhiro Asano (Chairman)
                                   Liu Xue Qing
                                   Tadao Murakami
                                   Koo Ming Kown
                                   Li Shi Yuen, Joseph

Secretary                        : Wah Wang Kei, Jackie*#

Shareholders                     : Nam Tai Electronics, Inc.   80 shares
                                   Asano Company Limited       20 shares

Quorum of Shareholders' meeting  : 2 members
Quorum of directors' meeting     : 2 directors

Auditor                          : Deloitte Touche Tohmatsu

Financial year end               : December 31

Tax residence                    : Cayman Islands

*    to resign upon or as soon as practicable after Completion

# Chuang Sze Tseng Donna to be appointed upon or as soon as practicable after Completion

                                   SCHEDULE 3

                                The Subsidiaries

Company name                     : Namtek Japan Company Limited
                                   (Kabushiki Kaisha Namtek Japan)

Place of incorporation           : Japan
Date of incorporation            : 30 June 2003
Certificate of incorporation no. : 0199-01-083588

Registered Office                : 3-12-12 Higashi-Nihonbashi, Chuo-Ku, Tokyo,
                                   Japan 103-0004

Correspondence Address           : 6/F., Sakura-Masamune Higashi-Nihonbashi
                                   Building 3-12-12 Higashi-Nihonbashi, Chuo-Ku,
                                   Tokyo, Japan 103-0004

Tel No.                          : 81-3-3660-6290
Fax No.                          : 81-3-3660-6291

Authorized Capital               : 500,000 common shares

Issued Capital                   : 100,000 common shares
                                   at issued price per share is Y100

Directors                        : Kazuhiro Asano   (Representative Director)
                                   Toshiaki Sunahara
                                   Li Shi Yuen, Joseph
                                   Lei Lai Fong, Patinda*

Statutory Auditor                : Tadao Murakami*#

Shareholder                      : Namtek Software Development Company Limited
                                   (100%)

Minimum No. of Directors         : 3
Minimum No. of Statutory Auditor : 1
Minimum No. of
Representative Director          : 1

Financial year end               : December 31
Tax residence                    : Japan

*    to resign upon or as soon as practicable after Completion

#    nominee of Purchaser to be appointed as statutory auditor as required

                                   SCHEDULE 3

                                The Subsidiaries

Company name                     : Shenzhen Namtek Co., Ltd.

Place of incorporation           : China
Date of incorporation            : December 20, 1995
Registration no.                 : (CHINESE CHARACTERS) 308938
                                   (CHINESE CHARACTERS)

Duration of business licence     : 15 years: 20 December, 1995 - 20 December,
                                   2010

Securities & Exchange Commission
File No.                         : N/A

Registered Office                : C1204-1206 Ming Wah International Convention
                                   Centre, 8 Gui Shan Road, Shekou, Shenzhen

Total Investment                 : US$1,000,000

Registered Capital               : US$800,000

Paid Up Capital                  : US$800,000

Directors                        : Kazuhiro Asano   (Chairman)
                                   Liu Xue Qing
                                   Koo Ming Kown
                                   Li Shi Yuen, Joseph
                                   Fu Xiao Jiang, William

Authorised Representative        : Kazuhiro Asano

Shareholder                      : Namtek Software Development Company Limited
                                   (100%)

Quorum of Shareholders' meeting  : N/A
Quorum of directors' meeting     : N/A

Auditor                          : Yongming Certified Public Accountants
                                   Shenzhen

Financial year end               : December 31
Tax residence                    : Shenzhen, China

                                   SCHEDULE 4

                                 The Warranties

Subject to paragraph 1(F) of this Schedule, the Warrantors hereby jointly and severally warrant and represent to and undertake with the Purchaser in respect of the Group that all the information contained in Part A of Schedule 1 and Schedules 2 and 3 is correct and that:-

1.   The Sale Shares

     (A) The Vendors are the sole beneficial owners of the number of Sale Shares set out in column (2) of Part B of Schedule 1, and are entitled to sell and transfer the full legal and beneficial ownership of the same to the Purchaser.

     (B) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Sale Shares or any part of the unissued share capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

     (C) The Sale Shares represent the entire issued share capital of the Company, are fully paid up and rank pari passu in all respects.

     (D) There is no agreement or commitment outstanding which calls for the allotment or issue of or accords to any person the right to call for the allotment or issue of any shares or debentures in the Company.

     (E) No consent of any third party is required for the sale of any of the Sale Shares.

     (F)  Each of the warranties given by the Vendors under sub-paragraphs (A),
          (B) and (E) above are given by the Vendors on a several basis and relate only to the Sale Shares owned by such Vendor.

2.   Accuracy and adequacy of information

     (A) The copy of the constitutional documents of each company of the Group produced to the Purchaser is complete and accurate in all respects, has attached to it copies of all resolutions and other documents required by law to be so attached and fully sets out the rights and restrictions attaching to each class of share capital of the relevant company.

     (B) All the accounts books ledgers and financial and other records of whatsoever kind of each company of the Group have been properly kept in accordance with normal business practice and are in its possession or under its control and all transactions relating to its business have been duly and correctly recorded therein, and at the date hereof they give and reflect a true and fair view of the financial, contractual and trading position of the relevant company.

3.   Compliance with legal requirements

     (A) Compliance has been made in all material respects with all legal and procedural requirements and other formalities in connection with each company of the Group concerning; (a) its constitutional documents (including all resolutions passed or purported to have been passed);
          (b) the filing of all documents required by the Companies Ordinance or other appropriate legislation to be filed with the Registrar of Companies or other appropriate regulatory bodies; (c) issues of shares debentures or other securities; (d) payments of interest and dividends and making of other distributions and; (e) Directors and other officers.

     (B) There has been no material breach by any company of the Group or any of its officers (in his capacity as such) of any legislation or regulations affecting it or its business.

4.   Accounts

     (A)  The Accounts:

          (i) were prepared in accordance with accounting practices generally accepted in Hong Kong at the time they were prepared and commonly adopted by companies carrying on businesses similar to that carried on by the relevant company;

          (ii) are complete and accurate in all material respects and in particular make full provision for all established liabilities or make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or contingent liabilities (whether liquidated or unliquidated) at the date thereof;

          (iii) give a true and fair view of the state of affairs and financial position of the Group as at 31 December 2004 and of the results of the Group for the financial period ended on such date; and

          (iv) are not affected by any unusual or non-recurring items which are not disclosed therein.

     (B) The Group does not have any outstanding liability for taxation of any kind which has not been provided for in the Accounts.

     (C) Each company of the Group does not have any capital commitment nor is it engaged in any scheme or project requiring the expenditure of capital.

     (D) Each company of the Group owns free from encumbrance all its undertaking and assets shown or comprised in the Accounts and all such assets are in its possession or under its control.

     (E) In relation to all financing arrangements to which any company of the Group is a party:-

          (i) there has been no contravention of or non-compliance with any provision of any such document, and nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced; and

          (ii) no steps for the enforcement of any encumbrances have been taken or threatened.

     (F) Having regard to the existing facilities available to it, each company of the Group has sufficient working capital for the purposes of continuing to carry on its businesses in their present form and at present levels of turnover for the foreseeable future and for the purposes of carrying out and fulfilling in accordance with their terms all orders, projects and other contractual obligations which have been placed with or undertaken by the relevant company.

5.   Events since Accounts Date

     Since 31 December 2004:-

     (i) there has been no material adverse change in the financial condition or prospects of the Group and each company of the Group has entered into transactions and incurred liabilities only in the normal ordinary course of its business;

     (ii) no resolution of any company of the Group in general meeting has been passed;

     (iii) each company of the Group has not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution save as expressly set out in Clause 5.01(b);

     (iv) the financial year end of each company of the Group has continued to be and has not changed from 31 December;

     (v) no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

     (vi) the business of each company of the Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past; and

     (vii) no asset of any company of the Group has been acquired or disposed of on capital account, or has been agreed to be acquired or disposed of, and no liability has been created or has otherwise arisen, other than in the ordinary course of business as previously carried on.

6.   Contracts, commitments and financial and other arrangements

     (A) There are not now outstanding, nor will there be outstanding at Completion:-

          (i) any contracts of service with directors or employees which cannot be terminated by three months' notice or less or by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment);

          (ii) any contract to which any company of the Group is a party which is of a long-term and non-trading nature or contains any unusual or unduly onerous provision disclosure of which could reasonably be expected to influence the decision of a purchaser for value of any or all of the Sale Shares;

          (iii) any material arrangements (contractual or otherwise) between any company of the Group and any party which will or may be terminated or materially and prejudicially affected as a result of the sale of the Sale Shares or of compliance with any other provision of this Agreement;

          (iv) any contract which materially restricts the freedom of any company of the Group to carry on the business now carried on by it in any part of the world.

     (B) No charges, rights of security or third party rights of any kind whatsoever have been created or agreed to be created or permitted to arise over any of the assets of any company of the Group.

     (C) No company of the Group is a party to nor has it any liability (present or future) under any loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

     (D) Save for any guarantee or warranty implied by law, no company of the Group has given any guarantee or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

7.   Insurance

     Each company of the Group has effected and maintains valid policies of insurance in an amount and to the extent that it is prudent to do so in the business carried on by it. All premiums due in respect of such policies of insurance have been paid in full and all the other material conditions of the said policies have been performed and observed in full. No claim is outstanding either by the insurer or the insured under any of the said policies.

8.   Litigation

     No company of the Group is engaged whether as plaintiff, defendant or otherwise in any material litigation or arbitration, administrative or criminal or other proceeding and no litigation or arbitration, administrative or criminal or other proceedings against any company of the Group is pending.

9.   Insolvency

     No receiver has been appointed of the whole or any part of the assets or undertaking of any company of the Group. No petition has been presented, no order has been made and no resolution has been passed for the winding-up or dissolution of any company of the Group.

10.  Delinquent acts

     No company of the Group has committed nor is liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to statute, contract or otherwise.

11.  Tax returns, deductions and withholdings

     (A) Each company of the Group has, in respect of all years of assessment since incorporation falling before the date of this Agreement, made or caused to be made all proper returns, and has supplied or caused to be supplied all information regarding taxation matters which it is required to make or supply to any revenue authority (whether in Hong Kong or elsewhere) and there is no dispute or disagreement nor is any contemplated with any such authority regarding liability or potential liability to any tax or duty (including in each case penalties and interest) recoverable from any company of the Group or regarding the availability to any company of the Group of any relief from tax or duty.

     (B) Each company of the Group has made all deductions in respect, or on account, of any tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

12.  Stamp and other duties

     Each company of the Group has paid promptly all sums payable by it under the Stamp Duty Ordinance, the Companies Ordinance and any other Ordinance or legislation and no sums are presently payable by any company of the Group under any such Ordinance or legislation.

13.  Employment

     (A) No employee or consultant or former employee or consultant has made or has any claims whatsoever against any company of the Group. Full provision has been made in the Accounts for all and any compensation or severance payment for which any company of the Group is liable in respect of loss of office, wrongful dismissal, redundancy or unfair dismissal.

     (B) No company of the Group has outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by it.

     (C) The details of remuneration payable to every Director and senior employee have been supplied to the Purchaser and are complete and correct.

14.  Interests in companies, partnerships or joint ventures

     Save for the Subsidiaries, the Company has no interest in the share capital of any company or in any partnership or joint venture.

15.  Patents and trade marks, etc.

     To the best of the knowledge and belief of the Warrantors after making due and careful enquiries,

     (A) the processes employed and the products and services dealt in by the Group do not use, embody or infringe any Hong Kong or foreign patents, registered designs, know-how or trade secrets, copyrights, trade marks or similar intellectual property rights (whether registered or not) ("IP Rights") and no claims for infringement have been made and no applications are pending of which the Warrantors are aware which if pursued or granted might be material thereto;

     (B) all Hong Kong or foreign IP Rights, and all pending applications therefor which are or are likely to be material to the business of the Group, are (or where appropriate in the case of pending applications will be):-

          (i) legally and beneficially vested in the Company or the relevant Subsidiary;

          (ii) valid and enforceable;

          (iii) not being infringed;

          (iv) not subject to any licence or authority in favour of another;

          (v) in the case of such rights as are registered or the subject of applications for registration fully disclosed in writing to the Purchaser.

18.  Repetition at Completion

     All warranties and representations contained in the foregoing provisions of this Schedule shall be deemed to be repeated immediately before Completion and to relate to the facts then existing.

                                   SCHEDULE 5

                                The Tax Indemnity

                           Dated _______________ 2005

                            NAM TAI ELECTRONICS, INC.
                               ASANO COMPANY LTD.
                                 KAZUHIRO ASANO
                                  LIU XUE QING
                                  AS WARRANTORS

                         NAM TAI ELECTRONIC & ELECTRICAL
                                PRODUCTS LIMITED
                                  AS PURCHASER

                           NAMTEK SOFTWARE DEVELOPMENT
                                 COMPANY LIMITED
                                   AS COMPANY

                          NAMTEK JAPAN COMPANY LIMITED
                            SHENZHEN NAMTEK CO., LTD.
                                 AS SUBSIDIARIES

                                   ----------

                                DEED OF INDEMNITY
                                  in respect of
                                    TAXATION

                                   ----------

                         (JOHNSON STOKES & MASTER LOGO)

THIS DEED OF INDEMNITY is dated ________ 2005 and is made
BETWEEN:-

(1) NAM TAI ELECTRONICS, INC., a company incorporated in the British Virgin Islands with its registered office at P.O. Box 3342, Road Town, Tortola, British Virgin Islands, ASANO COMPANY LTD., a company incorporated in the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, KAZUHIRO ASANO of 3-10-22, Kitakokubu, Ichikawa-Shi, Chiba-ken, Japan and LIU XUE QING of Room 701, 8B Haiqin Garden, Shekou, Nanshan District, Shenzhen, Guangdong Province, P.R.C. (together, the "Warrantors"); and

(2) NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED, a company incorporated in the Cayman Islands with its Hong Kong Office at 15th Floor China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (the "Purchaser");

(3) NAMTEK SOFTWARE DEVELOPMENT COMPANY LIMITED whose registered office is at Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies ("the Company");

(4) The companies whose names and registered offices are set out in columns (1) and (2) of the Schedule hereto ("the Subsidiaries")

1.      DEFINITIONS

1.01 In this Deed, in addition to the above definitions, the following words and expressions shall have the following meanings:-

        "Taxation" means (i) any liability to any form of taxation, duty, impost, levy, rate, or other amount payable to any revenue, customs or fiscal authorities whenever created or imposed and of any part of the world, including, without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax, rates, customs and excise duties and other similar liabilities, (ii) such an amount or amounts as is referred to in Clause 1.03 and (iii) all interest, penalties, costs, charges and expenses incidental or relating to the liability to Taxation or the deprivation of any Relief which is the subject of this indemnity to the extent that the same is payable or suffered by the Company or any Subsidiary;

        "Claim" includes any assessment, notice, demand or other document issued or action taken by or on behalf of the Inland Revenue Department of Hong Kong or any other statutory or central, provincial, regional or local governmental authority whatsoever in Hong Kong or in any other part of the world from which it appears that the Company or any Subsidiary is liable or is sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief which Relief would, but for the Claim, have been available to the Company or any Subsidiary;

        "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;


        "Relief" includes any relief, allowance, set-off or deduction in computing profits or credit or right to repayment of Taxation available to the Company or any Subsidiary granted by or pursuant to any legislation concerning or otherwise relating to Taxation;

        "the Agreement" means the Agreement made on 8th April 2005 between the Vendors, the Purchaser and the Warrantors relating to the sale and purchase of shares of the Company.

1.02 In this Deed, references to Clauses and Schedules are to clauses and schedules of this Deed, words importing the singular include the plural and vice versa, words importing a gender include any gender, references to persons include bodies corporate or unincorporate and the headings to the Clauses in this Deed are for convenience only and have no legal effect.

1.03 In the event of any deprivation of any Relief, there shall be treated as an amount of Taxation for which liability has arisen the amount of such Relief, applying the relevant rates of Taxation in force in the period or periods in respect of which Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that Relief was capable of full utilisation by the relevant company .

1.04 Words and phrases defined in the Agreement shall have the same meaning when used in this Deed.

2.      INDEMNITY

2.01 Subject as hereinafter provided, the Warrantors hereby jointly and severally covenant and agree with each of the Purchaser, the Company and the Subsidiaries that they will fully and effectually indemnify and at all times keep fully and effectually indemnified each of the Purchaser, the Company and the Subsidiaries from and against:-

        (a) the amount of any and all Taxation falling on the Group resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring up to the date hereof, whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company, including any and all Taxation resulting from the receipt by the Group or the Purchaser of any amounts paid by the Warrantors under this Deed of Indemnity; and

        (b) any and all costs (including all legal costs) or expenses which the Purchaser or the Group may incur in connection with:-

             (i)  the settlement of any claim under this Tax Indemnity;

             (ii) any legal proceedings in which the Purchaser or any company of the Group claims under or in respect of this Tax Indemnity but only if the Purchaser or the relevant company of the Group has first made a demand under this Tax Indemnity and the relevant Warrantor has neglected or defaulted under such demand, and in which judgment is given for the Purchaser or any company of the Group; or

             (iii) the enforcement of any such settlement or judgment.

2.02 This Tax Indemnity does not cover any Claim and the Warrantors shall be under no liability under this indemnity in respect of Taxation:-

        (a) to the extent that provision has been made for such Taxation in the Accounts; or

        (b) which would not have arisen but for any act or omission by the Purchaser or any company of the Group voluntarily effected without the prior written consent or agreement of the Warrantors, otherwise than in the ordinary course of business after the date hereof; or

        (c) for which any company of the Group is primarily liable as a result of transactions in the ordinary course of normal day to day trading operations since 31 December 2004; or

        (d) to the extent that such Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or Inland Revenue practice coming into force after the date hereof or to the extent such Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect.

2.03 No claim under this Tax Indemnity shall be made by more than one of the Purchaser, the Company and the Subsidiaries in respect of the same Taxation.

2.04 No claim under this Tax Indemnity shall be made if a claim in respect thereof has been made under the Agreement.

2.05 The Warrantors shall not be liable in respect of any claim under this Tax Indemnity after the sixth anniversary of Completion except for claims notice of which has been given to the Warrantors on or prior to such sixth anniversary.

3.   CLAIMS

3.01 In the event of any Claim arising, the Purchaser shall, by way of covenant but not as a condition precedent to the liability of the Warrantors hereunder, give or procure that notice thereof is given, as soon as reasonably practicable, to the Warrantors and, as regards any Claim, the Company or the relevant Subsidiary and/or the Purchaser shall take such action to cause the Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof, but subject to prior notice being given to the Warrantors and subject to it being indemnified and secured to its reasonable satisfaction by the Warrantors from and against any and all losses, liabilities (including additional Taxation), damages, interest, penalties, costs, charges and expenses which may be thereby sustained or incurred.

3.02 Without the prior approval of the Purchaser (whose approval shall not be unreasonably withheld), the Warrantors shall make no settlement of any Claim nor agree any matter in the course of disputing any Claim likely to affect the amount thereof or the future taxation liability of the Group.

4.   REFUNDS

     If, after the Warrantors have made any payment pursuant to this Deed, any company of the Group shall receive a refund of all or part of the relevant Taxation, the relevant company shall repay to the Warrantors a sum corresponding to the balance of the refund remaining after deducting the aggregate of (i) any costs, charges and expenses payable or sustained or incurred by the Group and/or the Purchaser in recovering such refund, and
     (ii) the amount of any additional Taxation which may be suffered or incurred by the Group in consequence of such refund.

5.   NOTICES

     The provisions of Clause 12 of the Agreement (mutatis mutandis) shall be incorporated in and be deemed to be part of this Deed.

6.   BINDING EFFECT

     This Deed shall enure to the benefit of and be binding on each party and its respective successors and assigns.

7.   ENTIRETY OF DEED AND SEVERABILITY

7.01 The terms and conditions herein contained constitute the entire agreement between the parties hereto relating to the subject matter hereof and shall supersede all previous communications, oral or written, between the parties hereto with respect to the subject matter hereof which are inconsistent with the provisions of this Deed.

7.02 Any provision of this Deed prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Deed shall be valid, binding and enforceable in accordance with its terms.

8.   AMENDMENT

     This Deed may be varied, amended or modified only by agreement under seal of all parties.

9.   RELEASE OF OBLIGATIONS

     Any liability of the Warrantors under this Deed may, in whole or in part, be released, compounded or compromised by any company of the Group and/or the Purchaser, in its sole and absolute discretion, or time or other indulgence may be granted to the Warrantors by any company of the Group and/or the Purchaser, in its sole and absolute discretion, without in any way prejudicing or affecting any of its other rights, powers or remedies against the Warrantors under any other liability hereunder PROVIDED ALWAYS that any release or any time or indulgence, if made or given, shall only be made or given to all of the Warrantors and not one of them only.

10.  TIME

     Time shall be of the essence of this Deed.

11.  COUNTERPARTS

     This Deed may be executed in any number of counterparts and by the parties to this Deed on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same deed.

12.  LAW AND JURISDICTION

12.01 This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Deed, but this Deed may be enforced in any other courts of competent jurisdiction.

12.02 Each of NTE Inc., Asano Company, Mr. Asano and Mr. Liu hereby appoints Nam Tai Group Management Limited of 15th Floor China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (or such other person, being resident or incorporated in Hong Kong, as it/he may by notice to all other parties hereto substitute) to accept service of all legal process arising out of or connected with this Deed and service on Nam Tai Group Management Limited (or such substitute) shall be deemed to be service on NTE Inc., Asano Company, Mr. Asano or Mr. Liu (as the case may be).

IN WITNESS whereof this Deed has been executed under seal on the date first above written.

                                    SCHEDULE

                                The Subsidiaries

(1)                            (2)
Name                           Address
----                           -------
Namtek Japan Company Limited   Registered Office :
                               3-12-12 Higashi-Nihonbashi, Chuo-Ku,
                               Tokyo, Japan 103-0004

                               Correspondence Address :
                               6/F., Sakura-Masamune
                               Higashi-Nihonbashi Building 3-12-
                               12 Higashi-Nihonbashi, Chuo-Ku,
                               Tokyo, Japan 103-0004

Shenzhen Namtek Co., Ltd.      C1204-1206 Ming Wah International
                               Convention Centre, 8 Gui Shan Road,
                               Shekou, Shenzhen

                     [Execution Clause of the Tax Indemnity]

SEALED with the COMMON SEAL of )
NAM TAI ELECTRONICS, INC.      )
and signed by                  )
in the presence of:-           )


SEALED with the COMMON SEAL of )
ASANO COMPANY LTD.             )
and signed by                  )
in the presence of:-           )


SIGNED, SEALED and DELIVERED   )
by KAZUHIRO ASANO              )
in the presence of:-           )


SIGNED, SEALED and DELIVERED   )
by LIU XUE QING                )
in the presence of:-           )

                                   SCHEDULE 6
                                  NAMTEK STAFF

                                                                                     SERVICE                NO. OF
 #          NAME          PINYIN             DEPT      POSITION            JOINED   BY 2004/E  PERCENTAGE   SHARES
--          ----          ------             ----      --------            -------  ---------  ----------   ------
 1  (CHINESE CHARACTERS)  Liu XueQing                  V.M.D               1996.06  8.06          44.50%    7268683
 2                        Asano Kazuhiro               M.D                 1995.02  9.10          26.70%    4361210
 3                        Asano Tazuko       N/A                           N/A      N/A           17.80%    2907473
 4  (CHINESE CHARACTERS)  Liao Ming          Dict.Grp  Manager             1999.01  5.11           4.00%     653365
 5  (CHINESE CHARACTERS)  Liang Sheng        QA        Supervisor          1997.05  7.07           0.80%     130673
 6  (CHINESE CHARACTERS)  Wang Xuedong       QA        Supervisor          1999.12  5.00           0.80%     130673
 7  (CHINESE CHARACTERS)  Yan Cunqiang       Dict.Grp  Supervisor          2001.03  3.09           0.80%     130673
 8  (CHINESE CHARACTERS)  Yang Xiaolong      Dict.Grp  Supervisor          2001.03  3.09           0.80%     130673
 9                        Sunahara Toshiaki            Sr. Mktg. Mgr/NKJP  2002.06  2.06           0.80%     130673
10  (CHINESE CHARACTERS)  Wang Qien          Dict.Grp  Leader              1996.04  8.08           0.60%      98005
11  (CHINESE CHARACTERS)  Luo Yuandong       Dict.Grp  Leader              1999.12  5.00           0.60%      98005
12  (CHINESE CHARACTERS)  Jian Weijian       R&D       Supervisor          2003.04  1.08           0.40%      65336
13  (CHINESE CHARACTERS)  He Hai             Dict.Grp  Leader              2001.07  3.05           0.40%      65336
14  (CHINESE CHARACTERS)  Zhao Yu            R&D       Supervisor          2004.03  0.09           0.30%      49002
15  (CHINESE CHARACTERS)  Luo Dehua          R&D       Leader              2003.05  1.07           0.15%      24501
16  (CHINESE CHARACTERS)  Li Shijun          R&D       Leader              2003.09  1.03           0.15%      24501
17  (CHINESE CHARACTERS)  Ma Jun             R&D       Leader              2004.03  0.09           0.10%      16334
18  (CHINESE CHARACTERS)  Chen Yunhua        R&D       Leader              2004.04  0.08           0.10%      16334
19  (CHINESE CHARACTERS)  Zhao Zhongwei      R&D       Leader              2004.04  0.08           0.10%      16334
20  (CHINESE CHARACTERS)  Zhang Rong         R&D       Leader              2004.07  0.05           0.10%      16334
                                                                                                 ------    --------
                                                       Total                                     100.00%   16334118
                                                                                                 ======    ========

                                   SCHEDULE 7

                TERMS OF SUPPLEMENTAL LETTERS REGARDING SERVICE

As one of the conditions to Completion as set out in Clause 2.01(c) and in consideration of the Purchaser entering into the Agreement, each of Mr. Asano and Mr. Liu (the "Employee") shall enter into a supplemental letter agreement with the Purchaser regarding his service with the Group containing, among others (but not limited to), the following terms:

1. An unconditional and irrevocable undertaking to the Purchaser to the effect that in the event of the Employee terminating his employment with the Group or serving notice to the Group to terminate his employment ("Termination Event") at any time before the third anniversary of the Completion Date, the Employee shall pay compensation to the Purchaser. The amount of such compensation shall be equal to the Employee's income under such employment for the period commencing on the date of the Termination Event to the third anniversary of the Completion Date.

2. A confidentiality undertaking during and after the termination of his employment in respect of all business, technical and client information received by the Employee in the course of his employment, and an indemnity in favour of the Group in connection with any losses incurred by the Group as a result of a breach of such undertaking.

3. A non-competition and non-solicitation undertaking covering the term of his employment and the 6-month period after the termination of his employment.

4. A confirmation that any invention or intellectual property rights or information created or discovered by the Employee during the course of his employment in any way relating to the business of the Group or the group companies of the Purchaser shall irrespective of any termination of his employment belong to and be the absolute property of the Group or the group companies of the Purchaser (as the case may be).

5. A confirmation that such supplemental letter agreement is entered into on a fair and equitable basis and voluntarily by the Employee in reliance of his own judgement and knowledge.

SIGNED by Li Shi Yuen, Joseph    )
for and on behalf of             )
NAM TAI ELECTRONICS, INC.        )
in the presence of:-             )
   Chuang Sze Tseng, Donna


SIGNED by Kazuhiro Asano         )
for and on behalf of             )
ASANO COMPANY LTD.               )
in the presence of:-             )
   Toshiaki Sunahara


SIGNED by Wong Kuen Ling, Karene )
for and on behalf of             )
NAM TAI ELECTRONIC &             )
ELECTRICAL PRODUCTS LIMITED      )
and signed by                    )
in the presence of:-             )
   Chuang Sze Tseng, Donna

SIGNED, SEALED and DELIVERED     )
by KAZUHIRO ASANO                )
in the presence of:-             )
   Toshiaki Sunahara


SIGNED, SEALED and DELIVERED     )
by LIU XUE QING                  )
in the presence of:-             )
   Hsu Kar Hing, Joseph